Exhibit (e)(20)

EXECUTION VERSION

Nationstar Mortgage LLC

Purchaser

Home Point Financial Corporation

Seller

and solely for purposes of Section 9.03,

Mr. Cooper Group Inc.

Parent

AGREEMENT FOR THE BULK
PURCHASE AND SALE OF
MORTGAGE SERVICING RIGHTS

Dated as of May 10, 2023

TABLE OF CONTENTS

		Page

Article I
DEFINITIONS AND CONSTRUCTION

Section 1.01	Definitions	1
Section 1.02	General Interpretive Principles	9

Article II
SALE OF SERVICING RIGHTS AND RELATED MATTERS

Section 2.01	Items to be Sold, Transferred and Assigned	9
Section 2.02	Evidence of Sale	10
Section 2.03	Retention of Property by Seller in Trust	10
Section 2.04	Interim Servicing Obligations	10

Article III
PURCHASE PRICE AND RELATED MATTERS

Section 3.01	Purchase Price	10
Section 3.02	[Reserved]	10
Section 3.03	Payment of Purchase Price by the Purchaser	10
Section 3.04	Custodial Funds and Advances	10
Section 3.05	Certain Adjustments and Refunds	11

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of Seller	12
Section 4.02	Representations and Warranties of Seller Regarding Mortgage Loans and Servicing Rights	14
Section 4.03	Representations and Warranties of Purchaser	22
Section 4.04	Knowledge-Qualified Representations and Warranties	23

Article V
COVENANTS

Section 5.01	Document Custodian; Assignments and Related Matters	24
Section 5.02	Undertakings by Seller	25
Section 5.03	Non-Solicitation	26
Section 5.04	Payment of Costs	27

i

Section 5.05	Property Taxes and Charges	27
Section 5.06	Cooperation	27
Section 5.07	Custodial Account Verification	28
Section 5.08	Purchaser Due Diligence	28
Section 5.09	Servicing Transfer	28
Section 5.10	Forwarding of Payments and Other Items	28
Section 5.11	File Request	29
Section 5.12	Power of Attorney	29
Section 5.13	Imaging Fee	29

Article VI
CONDITIONS PRECEDENT TO OBLIGATIONS

Section 6.01	Conditions of the Obligations of Each Party	29
Section 6.02	Conditions to the Obligation of Purchaser	30

Article VII
[RESERVED]

Article VIII
INDEMNIFICATION AND REPURCHASES

Section 8.01	Indemnification of Purchaser	30
Section 8.02	Indemnification of Seller	31

Article IX
TERMINATION

Section 9.01	Termination	31
Section 9.02	Effect of Termination	32
Section 9.03	Termination Fee	32

Article X
MISCELLANEOUS

Section 10.01	Supplementary Information	32
Section 10.02	Broker’s Fees	32
Section 10.03	Further Assurances	32
Section 10.04	Survival	33
Section 10.05	Assignment	33
Section 10.06	Notices	33
Section 10.07	Entire Agreement	34

ii

EXHIBIT A	MORTGAGE FILE CONTENTS
EXHIBIT B	INTERIM SERVICING ADDENDUM
EXHIBIT C	TRANSFER INSTRUCTIONS
EXHIBIT D	DATA FIELDS CONTAINED IN SETTLEMENT REPORT
EXHIBIT E	WIRE INSTRUCTIONS
EXHIBIT F	REQUIRED CONSENTS
EXHIBIT G	FORM OF POWER OF ATTORNEY
EXHIBIT H	MORTGAGE LOANS
EXHIBIT I	ACKNOWLEDGMENT

iii

AGREEMENT FOR THE BULK PURCHASE AND SALE OF
MORTGAGE SERVICING RIGHTS

This AGREEMENT FOR THE BULK PURCHASE AND SALE OF MORTGAGE SERVICING RIGHTS (the “Agreement”) is entered into as of May 10, 2023 (the “Effective Date”) by and among Nationstar Mortgage LLC (the “Purchaser”), Home Point Financial Corporation (the “Seller”) and solely for the purposes of Section 9.03, Mr. Cooper Group Inc. (“Parent”).

WITNESSETH:

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell, transfer and assign, and the Purchaser desires to purchase and assume all right, title and interest in and to the Servicing Rights described herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:

Article I
DEFINITIONS AND CONSTRUCTION

Section 1.01

Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“Accepted Servicing Practices”: With respect to each Mortgage Loan, those mortgage servicing standards, policies and practices that are in accordance with (i) the terms of the related Mortgage Loan Documents, (ii) Applicable Requirements, and (iv) to the extent not in conflict with the preceding clauses (i), (ii), and (iii), the standards and practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loan for their own account in the jurisdiction where the related Mortgaged Property is located.

“Actions”: any claim, demand, charge, complaint, grievance, action, suit, summons, citation or subpoena, arbitration, or any audit, proceeding or investigation of any kind or nature, whether civil, criminal, regulatory or otherwise, at law or in equity by or before (or that could come before) any Governmental Authority.

“Advances”: With respect to each Mortgage Loan, the funds that as of the Sale Date have been advanced by the Seller in connection with the servicing of the Mortgage Loans (including, without limitation, advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of Mortgaged Properties) (a) that are eligible for reimbursement (without curtailment) under the applicable Investor’s guidelines, and (b) which are determined recoverable by the Purchaser in accordance with the terms of the Agency Guidelines.

“Affiliate”: The meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

“Agencies”: Fannie Mae and Freddie Mac, as applicable.

“Agency Guidelines”: The Fannie Mae Guide and Freddie Mac Guide, as applicable, as such Agency Guidelines may be modified from time to time applicable as of the time of reference, and any other applicable agreements, rules, regulations, directives, announcements, bulletins and instructions of the applicable Agency relating to the servicing or subservicing of the Mortgage Loans applicable as of the time of reference, including any delegated authority and variances permitted by the related Agency.

“Agreement”: This Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights, including all amendments hereof and supplements hereto, and all Exhibits, Schedules and ancillary documents attached hereto or delivered pursuant hereto.

“Ancillary Fees”: Any late payment charges, charges for dishonored checks, pay-off fees, assumption fees, penalties, conversion fees, expedited payment or convenience fees, commissions and administrative fees on cross-selling and optional products, and similar fees and charges, as applicable, collected from or assessed against the Mortgagor in accordance with Applicable Requirements.

“Applicable Privacy Laws”: As defined in Section 10.17 of this Agreement.

“Applicable Requirements”: As of the time of reference and as applicable, (a) all contractual obligations of the Purchaser and/or the Seller, as applicable, and any Originators or Prior Servicers with respect to the Mortgage Loans and/or the Servicing Rights, including without limitation those contractual obligations contained in this Agreement, the Servicing Agreements, in any agreement with any Agency, Insurer, Investor or other Person or in the Mortgage Loan Documents for which the Purchaser and/or the Seller (as applicable), or any Originator or Prior Servicer, is responsible or at any time was responsible (as in effect at such time); (b) all federal, state and local laws, statutes, rules, regulations and ordinances applicable to the Purchaser as to the Purchaser or the Seller as to the Seller, any Originators or Prior Servicers as to the Seller, or to the Servicing Rights or the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements and guidelines of any Agency, Investor or Insurer, the Consumer Financial Protection Bureau, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (c) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the Purchaser as to the Purchaser or the Seller as to the Seller, any Originators or Prior Servicers as to the Seller, the Servicing Rights or the Mortgage Loans; (d) all Investor and Agency guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (e) the terms of the related Mortgage Instrument and Mortgage Note.

“Assignments of Mortgage Instruments”: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein.

“Acquisition Sub”: Heisman Merger Sub, Inc., a Delaware corporation.

“Break Fee”: $34,576,900.

“Business Day”: Any day other than (a) a Saturday or Sunday, or (b) a day on which the Federal Reserve is closed or (c) a day on which banks located in the State of New York, or the State of Texas are authorized or obligated by law or executive order to be closed.

“Company”: Home Point Capital Inc., a Delaware corporation.

“Consumer Information”: Any personally identifiable information in any form (written electronic or otherwise), including without limitation, any non-public personal information, as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999, as amended from time to time, relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Seller or the Originator of the related Mortgage Loan; and any other non-public personally identifiable information.

“Custodial Accounts”: The accounts in which Custodial Funds are deposited and held by the Servicer.

“Custodial Funds”: All funds held by or on behalf of the Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and any other funds due to any Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by or on behalf of the Seller relating to the Mortgage Loans.

“Custodial Funds Schedule”: As defined in Section 3.04 of this Agreement.

“Custodian”: With respect to each Mortgage Loan, the Person designated by the Purchaser to act as custodian of the Mortgage Loan Documents for such Mortgage Loan, pursuant to the terms of the Agency custodial agreement.

“Delinquent Loan”: A mortgage loan that, as of the Sale Date, is sixty (60) or more days past due.

“Document Custodian”: With respect to each Mortgage Loan, the party that acts in such capacity in relation to a Mortgage Loan as of the Sale Date.

“Document Management Vendor”: FileNet, or such other document management vendor engaged by the Purchaser under a document management agreement for the retention of the Imaged Mortgage File Documents.

“Effective Date”: The date set forth in the introductory phrase of this Agreement.

“Eligible Loan”: A Fannie Mae Mortgage Loan or Freddie Mac Mortgage Loan that (a) was (i) originated directly by the Seller or (ii) purchased by the Seller through the Seller’s broker or correspondent channels; and (b) is a Mortgage Loan that meets all the representations and warranties for Mortgage Loans and the attendant Servicing Rights under this Agreement.

“Escrow Interest”: An amount equal to the aggregate interest earned but not yet disbursed on funds maintained in the escrow account that is owed by the Seller to the Mortgagors as of the Sale Date.

“Exceptions List”: With respect to the sale of Servicing Rights and the related Sale Date, a list prepared by the Purchaser and delivered to the Seller for each Mortgage Loan that has a document exception, because the related Mortgage File is missing any loan document required to be included therein pursuant to Exhibit A attached hereto.

“Expiration Date”: As defined in the Merger Agreement.

“Fannie Mae”: The Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Guides”: The Fannie Mae Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time.

“Fannie Mae Mortgage Loan”: A mortgage loan (fixed or ARM) (a) with respect to which Fannie Mae owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae.

“Foreclosure”: The procedure pursuant to which a lienholder acquires title to a mortgaged property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the mortgaged property based upon a default by the mortgagor under the mortgage loan documents, under the laws of the state where such mortgaged property is located.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Guide”: The Freddie Mac Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time.

“Freddie Mac Mortgage Loan”: A mortgage loan (fixed or ARM) (a) with respect to which Freddie Mac owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Freddie Mac.

“Governmental Authority”: Any United States (federal, territorial, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“High Cost Loan”: A mortgage loan that is (a) a “high cost” mortgage loan under HOEPA, or (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other applicable state, federal or local law or regulation (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). For avoidance of doubt, the Parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation and that Higher Price Mortgage Loans shall not be considered as High Cost Loans for purposes of this Agreement.

“Higher Priced Mortgage Loan”: A Higher Priced Mortgage Loan as defined in 12 CFR 1026.35(a)(1).

“HOEPA”: The Home Ownership and Equity Protection Act of 1994, as amended and as implemented by Regulation Z.

“HSR Act”: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder

“Imaged Mortgage File Documents”: Those documents (in fully-indexed, electronically imaged format) described in part C of Exhibit A attached hereto, or as otherwise set forth in the Transfer Instructions, and which comprise part of the Mortgage File.

“Insurer” or “Insurers”: Any PMI company, pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the Mortgaged Property.

“Interim Servicing Addendum”: The addendum attached hereto as Exhibit B.

“Interim Servicing Period”: The period commencing on the Sale Date and ending on the applicable Servicing Transfer Date or, if earlier, the transfer and assignment of the Subservicing Agreement to Purchaser.

“Investor” or “Investors”: With respect to any Mortgage Loan, Fannie Mae or Freddie Mac, as applicable.

“Law”: any and all domestic (federal, state or local) or foreign laws (including common law), acts, statutes, codes, rules, ordinances, regulations, or Orders, promulgated by any Governmental Authority (or under the authority of NASDAQ or another stock exchange).

“Legal Documents”: Those documents described in parts A and B of Exhibit A attached hereto and which comprise part of the Mortgage File.

“Loss” or “Losses”: Any and all actual losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, out-of-pocket costs, or expenses of whatever kind, including reasonable outside counsel attorneys’ fees, fees and the out-of-pocket cost of enforcing any right to indemnification hereunder and the out-of-pocket cost of pursuing any insurance providers. Notwithstanding the foregoing, Losses shall not include punitive, special, incidental, indirect (including lost profits), exemplary or consequential damages.

“Merger Agreement”: The Agreement and Plan of Merger, dated as of May 10, 2023, by and among, Parent, Acquisition Sub and the Company.

“MERS”: The Mortgage Electronic Registration System.

“MERS Mortgage Loan”: Any Mortgage Loan as to which the related Mortgage Instrument, or an Assignment of Mortgage Instrument, has been recorded in the name of MERS, as nominee or agent for the holder from time to time of the Mortgage Note as of the Sale Date.

“Mortgage Escrow Payments”: The portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums and other customary mortgage escrow amounts required under the Mortgage Loan Documents.

“Mortgage File”: The Legal Documents and Imaged Mortgage File Documents.

“Mortgage Instrument”: Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.

“Mortgage Loans”: All loans set forth on Exhibit H that are Eligible Loans as of the Sale Date.

“Mortgage Loan Documents”: The Mortgage Instruments and Mortgage Notes.

“Mortgage Loan Payment”: With respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

“Mortgage Note”: The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

“Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon.

“Mortgagor”: Any obligor under a Mortgage Note and Mortgage Instrument.

“Offer Conditions”: As defined in the Merger Agreement, but excluding the Offer Condition set forth in clause (i) of Exhibit A to the Merger Agreement.

“Order”: any decree, writ, ruling, award, judgment, injunction or other order by or with any Governmental Authority.

“Originator”: With respect to any Mortgage Loan, the Person(s) that: (a) took the loan application, (b) processed the loan application, (c) underwrote the loan application and/or (d) closed or funded the Mortgage Loan.

“Parties”: The Seller, the Purchaser and, solely for the purposes set forth herein, Parent.

“Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity.

“PMI”: Private mortgage insurance.

“PMI Companies”: The insurance companies that have issued PMI policies insuring any of the Mortgage Loans.

“Power of Attorney”: The power of attorney executed by Seller in accordance with Section 5.12 hereof.

“Prior Servicer”: With respect to a Mortgage Loan, any Person that was a Servicer of such Mortgage Loan, or that administered any Mortgage Loan related service or program, before the Servicing Transfer Date.

“Purchase Price Percentage”: An amount, expressed as a percentage, equal to the product of (i) the Purchase Price Multiple and (ii) the net servicing fee as set forth on Exhibit H.

“Purchase Price Multiple”: 4.8058.

“Purchaser”: As defined in the introductory phrase of this Agreement.

“Repurchase Alternative Agreement”: As defined in Section 8.03(d).

“Required Consents”: As defined in Section 4.01(e).

“Sale Date”: (a) the later of (x) the first (1st) Business Day after the satisfaction or, to the extent not prohibited by Law, waiver by Parent under the Merger Agreement of all of the Offer Conditions (other than any such conditions that by their nature are to be satisfied only at the expiration of the Offer, but subject to such conditions remaining capable of being timely satisfied) and (y) the Business Day immediately prior to the then-scheduled Expiration Date, or (b) such other date mutually agreed in writing by the Parties.

“Seller”: As defined in the introductory phrase of this Agreement.

“Seller Perpetuated Error”: As defined in Section 8.02.

“Servicer”: The Person contractually obligated, at any time, to administer the Servicing Rights under the Servicing Agreements.

“Servicing Agreements”: The contracts (including, without limitation, servicing agreement, custodial agreement or other agreement or arrangement), and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Servicer, with respect to Eligible Loans.

“Servicing Fee”: The annual aggregate amount payable to the Servicer under the applicable Servicing Agreement related to an Eligible Loan as consideration for servicing such Eligible Loan, which may be expressed as a percentage.

“Servicing Rights”: (a) The rights and obligations to service, administer, collect payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, collect all advances, deferred servicing fees, and fees or similar amounts related to each Mortgage Loan, pay taxes and insurance, remit collected payments, provide foreclosure services, and provide full escrow administration in connection with the Mortgage Loans, (b) any other obligations required by any Agency, Investor or Insurer in, of, for or in connection with the Mortgage Loans pursuant to the Servicing Agreements, (c) the right to use and possess any and all documents, files, records, Mortgage Files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans, (d) the right to receive the Servicing Fee and any Ancillary Fees arising from or connected to the Mortgage Loans and the benefits derived from and obligations related to any accounts arising from or connected to such Mortgage Loans, (e) all rights to reimbursement and collection of Advances, (f) to the extent applicable, conveyance of rights to call or collapse related securitizations, (g) all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and the attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans, and (h) all rights, powers and privileges incident to any of the foregoing.

“Servicing Transfer Date”: With respect to each Mortgage Loan sold to Fannie Mae or Freddie Mac, the first calendar day of the month following the Sale Date, or if the Sale Date is the first calendar day of the month, the Sale Date (or such other date as mutually agreed in writing by the Parties), which shall also be the date when (a) physical servicing of such Mortgage Loan is scheduled to be transferred to the Purchaser and (b) the Purchaser is legally obligated to service such Mortgage Loan.

“State Agency”: Any state or local agency with authority to (a) regulate the business of the Purchaser or the Seller or any Originator or Prior Servicer, including without limitation any state or local agency with authority to determine the investment or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Purchaser or the Seller, or (b) originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Subservicing Agreement”: The Subservicing Agreement dated February 7, 2022 by and between ServiceMac LLC and Home Point Financial Corporation.

“Trailing Loan Documents”: Each of the documents described in part B of Exhibit A attached hereto.

“Transfer Instructions”: The transfer instructions as outlined in Exhibit C, which specify the manner in which the servicing of the Mortgage Loans shall be transferred to the Purchaser, as agreed upon by the Purchaser and the Seller in good faith.

“Uncured Document Exception”: a Mortgage Loan that continues to be subject to a document exception as set forth in the Exceptions Lists and such document exception is (i) expected by the Purchaser, as determined in its good faith and reasonable discretion, to have a material and adverse effect on the servicing of such Mortgage Loan.

“Wire Instructions”: As defined in Section 3.06 of this Agreement.

Section 1.02

General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)

Terms used in this Agreement have the meanings assigned to them in this Agreement, and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.

(b)

Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

(c)

References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).

(d)

The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

(e)

Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.

(f)

Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.

(g)

References to days shall mean consecutive calendar days unless otherwise specified as “Business Days.”

Article II
SALE OF SERVICING RIGHTS AND RELATED MATTERS

Section 2.01

Items to be Sold, Transferred and Assigned. Upon the terms and subject to the conditions of this Agreement, and subject to Applicable Requirements, the Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and assume from the Seller, on the Sale Date upon the terms specified herein, all of the Seller’s legal and beneficial right, title, interest in and to the applicable (a) Servicing Rights, (b) Advances, (c) Custodial Funds, and (d) Mortgage Files for the Mortgage Loans (the “MSR Closing”).

Section 2.02

Evidence of Sale. Prior to the Sale Date, the Purchaser and the Seller shall execute and deliver the documents required by each Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to the Purchaser and the Seller and in compliance with Applicable Requirements.

Section 2.03

Retention of Property by Seller in Trust. From and after the Sale Date, the sole and exclusive ownership of the Servicing Rights shall vest in the Purchaser. Any possession or control of the Mortgage Files or other related books, records, accounts, funds or other property representing or relating to the Servicing Rights by the Seller following the Sale Date shall be possessed or held by the Seller solely in trust on behalf of, and in a fiduciary capacity for and at the will of, the Purchaser, except that the Seller may retain and maintain copies of documents and records from the Mortgage Files or its prior origination or servicing activities to the extent such documents and records are necessary or appropriate to comply with licensing or other laws applicable to its prior or ongoing business activities.

Section 2.04

Interim Servicing Obligations. During the Interim Servicing Period, Seller, through its subservicer, shall interim service the Mortgage Servicing Rights in accordance with the Interim Servicing Addendum. During the Interim Servicing Period, Seller shall at all times be in good standing and authorized to conduct business in each jurisdiction where Seller transacts business and each jurisdiction where a Mortgaged Property is located (to the extent such authorization is required to conduct business in such jurisdiction), except where the failure of Seller to possess such qualifications would not be material to the Mortgage Servicing Rights, and Seller shall maintain its approved status and good standing as a seller and servicer with each applicable Investor with the requisite financial criteria and adequate resources to carry out Seller’s obligations herein and under the Interim Servicing Addendum.

Article III
PURCHASE PRICE AND RELATED MATTERS

Section 3.01

Purchase Price. In consideration for the transfer and sale contemplated herein of the Servicing Rights, the Purchaser shall pay to the Seller in the manner and subject to the adjustments provided for in this Article III, an amount equal to the Purchase Price Percentage multiplied by the aggregate outstanding principal balance, as of the Sale Date, of the Mortgage Loans.

Section 3.02

[Reserved]

Section 3.03

Payment of Purchase Price by the Purchaser. Subject to the terms and conditions herein, on the Sale Date, the Purchaser shall pay to the Seller an amount equal to one hundred percent (100%) of the aggregate Purchase Price applicable to the Servicing Rights to be sold to the Purchaser as of the Sale Date.

Section 3.04

Custodial Funds and Advances.

(a)

P&I and Escrow: All Custodial Funds and all other funds and collections held by or on behalf of the Seller in connection with the Mortgage Loans shall be deposited by the Seller in appropriate Custodial Accounts in accordance with all Applicable Requirements. On the Servicing Transfer Date, the Seller shall furnish the Purchaser with a schedule of all Custodial Funds (“Custodial Funds Schedule”) held by the Seller as of such Servicing Transfer Date. The Seller represents and warrants, on the Servicing Transfer Date, that the information contained in the Custodial Funds Schedule is true, correct and complete. Within five (5) Business Days following the Servicing Transfer Date, all Custodial Funds and all other funds and collections held by or on behalf of the Seller in connection with the Mortgage Loans shall be transferred to Purchaser.

(b)

Advances: The Purchaser shall reimburse the Seller for any Advances for which the Seller is entitled to reimbursement within thirty (30) calendar days following receipt of (i) a loan level report reflecting such unreimbursed Advances (including a loan level and line-by-line description of the type of Advances, i.e., tax, insurance, attorney’s fees, property inspection, disbursement date, etc.), and (ii) all reasonably necessary supporting documentation and invoices with respect to such Advances necessary for the Purchaser to determine that such Advances are reimbursable in accordance with Applicable Requirements. Purchaser shall have no obligation to reimburse Seller for Advances that were not made in accordance with Applicable Requirements or on loans that are current. The Seller shall forward to the Purchaser any recoveries of Advances received by it that are reimbursable to the Purchaser within ten (10) Business Days of receipt. Nothing contained herein shall limit the Purchaser’s right to reimbursement for Advances paid to Seller, to the extent such Advances are later deemed not reimbursable by the applicable Investor or Insurer.

Section 3.05

Certain Adjustments and Refunds.

(a)

Purchase Price Reimbursement. With respect to any Servicing Rights, if the servicing of the related Mortgage Loans is not transferred on the respective Servicing Transfer Date for any reason, including without limitation, if applicable, failure by the Seller to obtain the necessary Investor approval for such transfer, then the Seller shall reimburse the Purchaser the related Purchase Price paid by the Purchaser for such Servicing Rights within three (3) Business Days following such failed Servicing Transfer Date.

(b)

Adjustments. During the period of six (6) months after the related Servicing Transfer Date, to correct errors relating to amounts calculated and paid hereunder in respect of the Purchase Price, transfer of the Custodial Funds, payment for the Advances, or payment or transfer of any other amounts due under this Agreement to either Party, either Party may, on a monthly basis, provide written notice to the other Party of any errors identified during the current calendar month. Within five (5) Business Days after the end of the calendar month in which receipt of information sufficient to provide notice that an error has occurred, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Custodial Fund, Advances or such other amounts, and (ii) provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation.

(c)

Advances. If at any time either of the Parties determines that any amounts paid by the Purchaser to the Seller for any Advances are not reimbursable by the applicable Investor or Insurer, the Seller shall promptly remit such amounts directly to the Purchaser within five (5) Business Days of such determination. Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds in United States dollars to the accounts designated by the receiving Party in accordance with such Party’s written instructions as set forth in Exhibit E attached hereto or such other instructions as a Party may require after reasonable written notice hereunder (“Wire Instructions”).

Article IV
REPRESENTATIONS AND WARRANTIES

Section 4.01

Representations and Warranties of Seller. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the Effective Date, the Sale Date, and the applicable Servicing Transfer Date, and all of the representations, warranties and covenants of the Seller contained herein shall survive the Effective Date, Sale Date, the applicable Servicing Transfer Date and the termination of this Agreement):

(a)

Due Organization and Good Standing. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey. The Seller has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of the Seller to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on its ability to enforce any Mortgage Loan or to realize the full benefits of any Servicing Rights. The Seller is an approved seller, servicer, or issuer, as applicable, for Fannie Mae and Freddie Mac. No event has occurred, including but not limited to a change in insurance coverage, that would make the Seller unable to comply with the eligibility requirements set forth in the Applicable Requirements. The Seller has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Seller or its ability to perform its obligations hereunder.

(b)

Authority and Capacity. The Seller has all requisite corporate power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder.

(c)

Effective Agreement. The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate or other action by the Seller; and this Agreement has been duly and validly executed and delivered by the Seller; and this Agreement is a valid and legally binding agreement of the Seller and enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and to general principles of equity.

(d)

No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the Sale Date) under any of the terms, conditions or provisions of (A) the articles of incorporation, bylaws, or other organizational documents (as applicable) of the Seller or (B) of any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Seller is now a party or by which the Seller is bound, or any law, ordinance, rule or regulation of any governmental authority applicable to the Seller, or any order, judgment or decree of any court or governmental authority applicable to the Seller; or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans.

(e)

Consents and Waivers. There is no requirement applicable to the Seller to make any filing with, or to obtain any permit, authorization, consent, approval or waiver of, any Person as a condition to the lawful performance by the Seller of its obligations hereunder, other than such approvals, consents or waivers set forth on Exhibit F attached hereto, necessary to transfer the Servicing Rights (the “Required Consents”).

(f)

Ability to Transfer. The transfer, assignment and conveyance of the Servicing Rights by the Seller pursuant to this Agreement is not subject to the bulk transfer or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance. The Seller has clear title to and full ownership of the Servicing Rights, and the right and ability to transfer all servicing information and all documentation, tapes, reports and other information required to be provided to the Purchaser or its designee, in accordance with the terms of this Agreement and all such transfers shall be in compliance with Applicable Requirements.

(g)

Insurance. Error and omissions and fidelity insurance coverage, in amounts as required by Applicable Requirements, is in effect with respect to the Seller and will be maintained until the transactions contemplated by this Agreement have been consummated in accordance with the terms hereof.

(h)

Litigation and Accrued Liabilities. There is no material litigation, claim, demand, proceeding or governmental investigation pending or threatened, or any material accrued liability outside of the ordinary course of Seller’s business, or, order, injunction or decree outstanding, against or relating to the Seller that could materially adversely affect the Servicing Rights being purchased by the Purchaser hereunder, the Mortgage Loans, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) under the Servicing Agreements or the performance by the Seller of its obligations under this Agreement.

(i)

Accuracy of Information. The information provided by Seller in the Exhibits and Schedules to this Agreement, or in any data tape provided by the Seller to the Purchaser is complete and accurate in all material respects.

(j)

Quality Control Program. The Seller maintains an internal quality control program designed to verify, on a regular basis, the existence and accuracy of the legal documents, credit documents and property appraisals relating to the Mortgage Loans that complies in all respects with Applicable Requirements. The program is designed to evaluate and monitor the overall quality of the loan origination and servicing activities of the Seller, the compliance of the Mortgage Loans with Applicable Requirements, and, as applicable, Originators and Prior Servicers. The program also is designed to detect and prevent dishonest, fraudulent or negligent acts, errors and omissions by officers, employees or other unauthorized persons.

(k)

MERS Membership. The Seller is an approved member in good standing with MERS.

(l)

Subservicing. There is no other subservicing agreement relating to the Mortgage Loans other than the Subservicing Agreement. The Subservicing Agreement is valid and enforceable and requires Seller’s Subservicer to service the Mortgage Loans according to Applicable Requirements. Seller has implemented and maintained prudent practices to oversee and manage subservicing of the Mortgage Loans, and enforce its rights under the Subservicing Agreement. To the Seller’s knowledge, the subservicer under the Subservicing Agreement has serviced the Mortgage Loans according to Applicable Requirements. Seller has disclosed any and all open claims for Losses or disputed amounts between Seller and its Subservicer.

Section 4.02

Representations and Warranties of Seller Regarding Mortgage Loans and Servicing Rights. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the Sale Date, and to the extent expressly set forth herein, the related Servicing Transfer Date, and all of the representations, warranties and covenants of the Seller contained herein shall survive the Effective Date, the Sale Date, the Settlement Date, the related Servicing Transfer Date and the termination of this Agreement):

(a)

General Compliance. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan and Servicing Right conforms to Applicable Requirements in all material respects, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency, Investor, Insurer or other Person upon such sale, issuance of insurance or pooling, if any. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan has been originated, underwritten, serviced, pooled, and sold in compliance with all Applicable Requirements and Accepted Servicing Practices. As of the Sale Date and Servicing Transfer Date, all collection efforts by or on behalf of the Seller have been performed timely and in compliance with all Applicable Requirements and Accepted Servicing Practices. As of the Sale Date and Servicing Transfer Date, the Seller is not in default with respect to the Seller’s obligations under Applicable Requirements. As of the Sale Date and Servicing Transfer Date, the Servicing Agreements do not contain any provisions that reasonably would be expected to impose upon the Purchaser any obligations in addition to those typically imposed upon servicers of standard Investor servicing rights. As of the Sale Date and Servicing Transfer Date, the Seller is not, nor is the Seller reasonably likely to be, in default under any agreement, contract or arrangement with any Person related to the Mortgage Loans and/or Servicing Rights, which default could result in any Loss to the Purchaser following the Sale Date.

(b)

Enforceability of Mortgage Loan. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a Mortgage Instrument, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and the related Mortgage Instrument is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and to general principles of equity. All parties to the Mortgage Note and the Mortgage Instrument had legal capacity to execute the Mortgage Note and the Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. The Mortgage Loan is not subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage Instrument, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage Instrument unenforceable by the Seller or the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.

(c)

Disbursement; Future Advances. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid. Any future advances that were made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage Instrument securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy meeting the standards set forth in Section 4.02(e) hereof. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(d)

Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Instruments, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by the Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property or its accompanying Servicing Right. There are no delinquent tax or any other form of assessment liens against any Mortgaged Property. All tax identifications and property descriptions in the Mortgage Instrument are legally sufficient.

(e)

Title Insurance. Except for any Mortgage Loan secured by a Mortgaged Property as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received, a valid and enforceable title policy, or a commitment to issue such a policy (with respect to which a title policy will be received to replace such commitment), has been issued and is in full force and effect for such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgage Property therein described and that the Mortgaged Property is free and clear of all liens having priority over the lien of the Mortgage Instrument (except for such exceptions specified in Section 4.02(d) hereof). All provisions of such insurance policy have been complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each such policy, the Seller and any Originator and Prior Servicer have complied with all applicable provisions and all applicable statutes and regulations, there has been no act or omission which would or may invalidate any such policy, there has been no event or condition which may result in the revocation, cancellation or expiration of such policy, and the insurance is in full force and effect with respect to the related Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller or any other Person affecting the validity or enforceability of any such policy.

(f)

No Default/No Waiver. Other than with respect to Mortgage Loan Payments that have not yet caused a Mortgage Loan to become a Delinquent Loan, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Except in connection with Consolidation, Extension and Modification Agreements permitted under Delaware law or otherwise in accordance with Applicable Requirements, neither the Seller nor any Originator or Prior Servicer has (i) agreed to any material modification, extension or forbearance in connection with a Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, or (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument.

(g)

Application of Funds. As of the Sale Date and Servicing Transfer Date, all payments received by or on behalf of the Seller with respect to any Mortgage Loan have been remitted and properly accounted for in compliance with and as required by Applicable Requirements and Accepted Servicing Practices.

(h)

Mortgage Insurance. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan which is required pursuant to Applicable Requirements to have mortgage insurance has such mortgage insurance, and has an accurate holder identification for purposes of filing claims. As of the Sale Date and Servicing Transfer Date, as to each mortgage insurance, the Seller and any Originator and Prior Servicer have complied with applicable provisions of the insurance contract and all applicable statutes and regulations, all premiums or other charges due in connection with such insurance have been paid, there has been no act or omission which would or may invalidate any such insurance with respect to the Seller or any Originator or Prior Servicer, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any mortgage insurance with respect to a Mortgage Loan. All appropriate disclosures related to such mortgage insurance were accurately prepared and have been timely provided to each Mortgagor in compliance with Applicable Requirements and Accepted Servicing Practices. As of the Sale Date and Servicing Transfer Date, all provisions of such insurance policies have been and are being complied with in all material respects, all premiums due thereunder have been paid and such policies are in full force and effect.

(i)

Compliance with Laws. As of the Sale Date and Servicing Transfer Date, The Seller and each Originator and Prior Servicer have complied with Applicable Requirements with respect to the applicable Mortgage Loan. All parties that have had any interest in the applicable Mortgage Loan, including any Originator or Prior Servicer, was qualified to do business, and had all requisite licenses, permits and approvals, in the jurisdictions in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by the Purchaser or would not result in any claim, demand, litigation, or Loss.

(j)

Filing of Reports. As of the Sale Date and Servicing Transfer Date, the Seller has filed or will file in a timely manner all reports required by the Agencies, Investors, Insurers and other Applicable Requirements with respect to the Mortgage Loans and the Servicing Rights related to the period of time prior to the Servicing Transfer Date. As of the Sale Date and Servicing Transfer Date, the Seller has filed (or caused to be filed), and hereafter shall file (or cause to be filed), all IRS Forms, including but not limited to Forms 1041 K1, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurred on or before the Sale Date.

(k)

Custodial Accounts. As of the Sale Date and Servicing Transfer Date, all Custodial Accounts required to be maintained by the Seller have been established and continuously maintained in compliance with Applicable Requirements and Accepted Servicing Practices. As of the Sale Date and Servicing Transfer Date, custodial Funds received by or on behalf of the Seller have been credited to the appropriate Custodial Account in a timely manner and in compliance with Applicable Requirements and Accepted Servicing Practices and have been retained in and disbursed from the Custodial Accounts in compliance with Applicable Requirements and Accepted Servicing Practices. As of the Sale Date and Servicing Transfer Date, with regard to Mortgage Loans that provide for Mortgage Escrow Payments, the Seller and each Originator and Prior Servicer have (i) computed the amount of such payments in compliance with Applicable Requirements, (ii) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments in compliance with Applicable Requirements, and when required by the applicable Servicing Agreement has advanced its own funds to pay such charges and items, and (iii) timely delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments. As of the Sale Date and Servicing Transfer Date, with respect to Mortgage Escrow Payments, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in compliance with Applicable Requirements and Accepted Servicing Practices, and no Mortgage Escrow Payments or other charges or prepayments due from a Mortgagor have been capitalized under any Mortgage Instrument or the related Mortgage Note.

(l)

Advances. As of the Sale Date and Servicing Transfer Date, all Advances paid for by Purchaser to Seller, or net against amounts paid over by Seller to Purchaser hereunder were made and are eligible for reimbursement in accordance with Applicable Requirements, are carried on the books of Seller at values determined in accordance with generally accepted accounting principles, are not subject to any set-off or claim that could be asserted against Seller, or to Seller’s knowledge, Purchaser, and Seller has not received any notice from any Investor, or any Insurer or other Person in which such Investor, Insurer or Person disputes or denies a claim by Seller for reimbursement in connection with an Advance. As of the Sale Date and Servicing Transfer Date, no Advance has been sold, transferred, assigned or pledged by Seller to any Person other than Purchaser. As of the Sale Date and Servicing Transfer Date, Seller has not taken any action that, or failed to take any action the omission of which, would materially impair the rights of Purchaser with respect to any such Advance.

(m)

Investor Remittances and Reporting. As of the Sale Date and Servicing Transfer Date, the Seller and each Originator and Prior Servicer (i) have timely remitted or otherwise made available to each Investor (A) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (B) all advances of principal and interest payments required by such Servicing Agreements, and (ii) have properly prepared and timely submitted to each Investor all reports in connection with such payments required by Applicable Requirements and Accepted Servicing Practices.

(n)

Taxes and Charges. As of the Sale Date and Servicing Transfer Date, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage Loans have been timely paid by the Seller or a Prior Servicer in compliance with Applicable Requirements and Accepted Servicing Practices to the extent such items are required to have been paid pursuant to Applicable Requirements. There are no delinquent taxes, delinquent assessments or other liens against any Mortgaged Property.

(o)

Hazard and Related Insurance. All improvements upon the Mortgaged Property are insured against loss by fire, hazard (and, where required pursuant to Applicable Requirements, flood) and/or extended coverage insurance policies, in the required coverage amount, by an Insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements. All such insurance policies are in full force and effect, all premiums with respect to such policies have been paid, and all provisions of such insurance policies have been and are being complied with. As of the Sale Date and Servicing Transfer Date, there has been no act or omission of the Seller or any Prior Servicer that would or may invalidate any such insurance, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, in full force and effect with respect to each Mortgage Loan. As of the Sale Date and Servicing Transfer Date, there are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such insurance.

(p)

Damage, Condemnation, and Related Matters. There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property. To the Seller’s knowledge, of the improvements that were included for the purpose of determining the appraised value of the Mortgaged Property for a Mortgage Loan lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. With respect to any Mortgaged Property, to the Seller’s knowledge, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the Mortgaged Property does not violate any standards under, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to pollution, protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and lead and lead-containing materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such items.

(q)

Mortgage File. As of the Sale Date and Servicing Transfer Date, except for outstanding Trailing Loan Documents, each Mortgage File contains each of the documents and instruments specified in Exhibit A attached hereto and includes all documents necessary to demonstrate compliance with Applicable Requirements. As of the Sale Date and Servicing Transfer Date, all books, records and accounts of the Seller, the Seller’s Servicer (if applicable), with respect to the Servicing Rights and the Mortgage Loans are true, complete, properly maintained, and accurately reflect the subject matter thereof in all material respects in accordance with all Applicable Requirements and Accepted Servicing Practices such that the Purchaser will not incur a Loss after the Sale Date as a result of any deficiency of the books, records and accounts of such Mortgage File.

(r)

Good Title. The Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights and all documents related thereto. The sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights and the related documents, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to Applicable Requirements, are valid and enforceable in accordance with their terms and will effectively vest in the Purchaser good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances. The Seller has the sole and full right and authority to sell and assign the Servicing Rights and the related documents to the Purchaser pursuant to this Agreement. The Seller is not obligated, contractually or otherwise, to sell or offer to sell any of the Servicing Rights and the related documents to any Person other than the Purchaser.

(s)

Fraud. No misrepresentation, material error or fraudulent action or material omission has occurred on the part of any Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing by Seller or Seller’s Servicer of any Mortgage Loan or the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property.

(t)

[Reserved].

(u)

Accuracy of Data. As of the Sale Date and Servicing Transfer Date, the characteristics of the Mortgage Loans, Servicing Rights, Custodial Accounts and Advances (including, without limitation, delinquency rates, escrow balances, average weighted servicing spread, interest rates, outstanding principal balances and loan modifications) are accurate in all material respects and the information included in each report delivered by the Seller to the Purchaser pursuant to this Agreement is true and correct in all material respects. As of the Sale Date and Servicing Transfer Date, all data and other information provided by or on behalf of the Seller (including, without limitation, that obtained during any due diligence investigation) are accurate in all material respects.

(v)

No Recourse. As of the Sale Date and Servicing Transfer Date, none of the Servicing Agreements nor any other agreement or understanding applicable to any of the Mortgage Loans provides for recourse to the Servicer for losses incurred in connection with (or any obligation to repurchase or reimburse, indemnify or hold harmless any Person based upon) the default or foreclosure of, or acceptance of a deed in lieu of foreclosure or other transfer or sale of the Mortgaged Property in connection with, a Mortgage Loan, except insofar as such recourse is based upon a failure of the Servicer to comply with Applicable Requirements.

(w)

ARM Loans. As of the Sale Date and Servicing Transfer Date, with respect to each adjustable rate Mortgage Loan, the Seller has, and each Prior Servicer has, properly and accurately and in compliance with all Applicable Requirements and Accepted Servicing Practices (i) entered into its system all data required to service the Mortgage Loan, (ii) adjusted the mortgage interest rate on each interest adjustment date, (iii) adjusted the Mortgage Loan Payment on each payment adjustment date, (iv) calculated the amortization of principal and interest on each payment adjustment date, and (v) executed and delivered any and all notices regarding interest rate and payment adjustments.

(x)

Tax Service Contracts and Initial Flood Certifications. As of the Sale Date and Servicing Transfer Date, all of the Mortgage Loans have, and at all relevant times have had, a valid, fully paid, fully transferable, life-of-loan (i) tax service contract with Corelogic Tax Services, LLC and (b) flood certification contract with ServiceLink Flood Services or CoreLogic Flood Services. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan has had a flood zone determination conducted in compliance with Applicable Requirements and such determination is contained in the appropriate Mortgage File. As of the Sale Date and Servicing Transfer Date, each such tax service and flood certification contract is transferable to the Purchaser as a fully paid, fully transferable, life-of-loan tax service contract or flood certification contract.

(y)

No Buydown Provisions; No Graduated Payments or Contingent Interests. As of the Sale Date and Servicing Transfer Date, no Mortgage Loan contains provisions pursuant to which Mortgage Loan Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. As of the Sale Date and Servicing Transfer Date, no Mortgage Loan is a graduated payment mortgage loan and no Mortgage Loan contains a shared appreciation or other contingent interest feature.

(z)

SCRA. As of the Sale Date and Servicing Transfer Date, no Mortgagor has notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended, or similar state statute or regulation.

(aa)

Credit Information; Credit Reporting. As of the Sale Date and Servicing Transfer Date, as to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by Applicable Requirements from furnishing such information to the Purchaser. As of the Sale Date and Servicing Transfer Date, complete and accurate information (i.e., favorable and unfavorable) on each Mortgagor has been fully furnished to credit reporting agencies for the applicable Mortgage Loan in accordance with the Fair Credit Reporting Act and its implementing regulations.

(bb)

Assignments of Mortgage. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan has been duly and properly assigned to the current Investor or Servicer, as applicable, in accordance with Applicable Requirements, and the Legal Documents contain intervening Assignments of Mortgage Instruments evidencing a complete chain of assignment from the Originator to the current Investor or Servicer, as applicable, all in compliance with Applicable Requirements, or will be so assigned as contemplated by Section 5.01(d) hereof.

(cc)

Residential Properties. As of the Sale Date and Servicing Transfer Date, each Mortgaged Property securing a Mortgage Loan consists of a 1-4 family residential dwelling satisfying the requirements of the applicable Investor.

(dd)

No High Cost Loans. No Mortgage Loan is a High Cost Loan regardless of whether the Originator or the Seller is exempted from applicable state or local law by virtue of federal preemption. The Seller has implemented and conducted compliance procedures to determine whether any Mortgage Loan is a High Cost Loan under Applicable Requirements. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Investor.

(ee)

Eligible Loans. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan is an Eligible Loan.

(ff)         Lending Program. No Mortgage Loan was originated pursuant to a federal, state or local “affordable housing,” “community lending” or other similar mortgage loan program. HomePossible, HomePossible Advantage, HomeReady, MyCommunity and all other similar or derivative loan programs not requiring alternative servicing activities shall not be considered a violation of this section.

(gg)

MERS Mortgage Loans. As of the Sale Date and Servicing Transfer Date, each Mortgage Loan is a MERS Mortgage Loan.

(hh)

Repurchase and Rescission. As of the Sale Date and Servicing Transfer Date, there is no pending claim or demand for repurchase of any Mortgage Loan by an Investor or rescission of any mortgage insurance by the Insurer or PMI Company.

(ii)

Litigation. As of the Sale Date and Servicing Transfer Date, no Mortgagor under a Mortgage Loan is a named claimant in a class action or putative class action lawsuit against Seller relating to such Mortgage Loan, and no Mortgage Loan is specifically cited as the basis for a class action or putative class action against Seller.

(jj)

[Reserved].

(kk)

Agency Certification. With respect to each Mortgage Loan, it is the Seller’s responsibility to obtain all required Mortgage Loan documents necessary to obtain the Agency certification and/or recertification, as applicable, for each Mortgage Loan. Seller is responsible for any actual out-of-pocket costs that may be incurred by the Purchaser as a result of the Seller’s failure to obtain Mortgage Loan documents required for such Agency certification and/or recertification, as applicable, pursuant to Agency Guidelines, unless the Purchaser or the Purchaser’s Custodian directly causes such failure. All Mortgage Loans have obtained Agency certification, and the Seller has provided sufficient Mortgage Loan Documents to allow each Mortgage Loan to obtain Agency recertification.

Section 4.03

Representations and Warranties of Purchaser. As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Seller as of the Effective Date, the Sale Date, and the applicable Servicing Transfer Date):

(a)

Due Incorporation and Good Standing. The Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware. The Purchaser has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of the Purchaser to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on its ability to enforce any Mortgage Loan or to realize the full benefits of any Servicing Rights. The Purchaser is an approved seller, servicer, or issuer, as applicable, for Fannie Mae and Freddie Mac. No event has occurred, including but not limited to a change in insurance coverage, that would make the Purchaser unable to comply with the eligibility requirements set forth in the Applicable Requirements. The Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Purchaser or its ability to perform its obligations hereunder.

(b)

Authority and Capacity. The Purchaser has all requisite limited liability company power, authority and capacity, to execute and deliver this Agreement and to perform all of its obligations hereunder.

(c)

Effective Agreement. The execution, delivery and performance of this Agreement by the Purchaser and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary limited liability company action by the Purchaser; and this Agreement has been duly and validly executed and delivered by the Purchaser, and this Agreement is a valid and legally binding agreement of the Purchaser and enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and to general principles of equity.

(d)

No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with its terms and conditions, shall (i) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Purchaser’s certificate of formation or limited liability company agreement, or of any material mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Purchaser is now a party or by which it is bound, or of any order, judgment or decree of any court or governmental authority applicable to the Purchaser, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Purchaser.

(e)

Consents, Approvals and Compliance. There is no requirement applicable to the Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by the Purchaser of its obligations hereunder. The Purchaser is approved by and in good standing with each Agency, Investor or Insurer, as necessary, in order to purchase and assume responsibility for the Servicing Rights. The Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Purchaser or its ability to perform its obligations hereunder.

(f)

Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to the Purchaser’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Purchaser that could materially and adversely affect or delay the performance by the Purchaser of its obligations under this Agreement.

(g)

MERS Membership. The Purchaser is an approved member in good standing with MERS.

Section 4.04

Knowledge-Qualified Representations and Warranties. With respect to representations and warranties that are made to the Seller’s or Purchaser’s knowledge or are qualified as to materiality, if it is discovered that the underlying fact stated in such representation or warranty with the Seller’s or Purchaser’s knowledge qualifier or Seller’s or Purchaser’s materiality qualifier omitted is inaccurate, the Purchaser or Seller, as applicable shall be entitled to all remedies under this Agreement to which the Purchaser or Seller, as applicable, would be entitled for breach of such representation or warranty, including without limitation, the rights to indemnification and repurchase set forth in Sections 8.01, 8.02 and 8.03 hereof, as applicable, as if the knowledge qualifier or materiality qualifier were omitted, notwithstanding the Seller’s or Purchaser’s, as applicable, lack of actual knowledge or potential immateriality with respect to the inaccuracy of the underlying fact stated in such representation or warranty.

Article V

COVENANTS

Section 5.01

Document Custodian; Assignments and Related Matters.

(a)

Document Custodian; Document Management Vendor. With respect to each Mortgage Loan, subject to Investor requirements, the Purchaser controls the choice of the Document Custodian and the Document Management Vendor on and subsequent to the applicable Servicing Transfer Date. Except as otherwise set forth herein, the Seller shall be responsible for all fees and costs charged by and otherwise associated with the Seller’s Document Custodian with respect to a Mortgage Loan prior to the applicable Servicing Transfer Date and the Purchaser shall be responsible for all fees and costs charged by the Purchaser’s Document Custodian with respect to a Mortgage Loan for custodial and document management services rendered on and subsequent to the applicable Servicing Transfer Date. Seller is expected to have reinstated all Mortgage Files that were released prior to the Servicing Transfer Date, with the exception of those Mortgage Files required to be in the possession of counsel or any other third party due to jurisdictional requirements related to default.

(b)

Transfer of Custody of Legal Documents. Effective as of the applicable Servicing Transfer Date, at the Seller’s expense, the Seller shall (or shall cause its Document Custodian to) transfer the custody of the related Legal Documents (excluding any outstanding Trailing Loan Documents, unless needed to meet Applicable Requirements at such time) to the Purchaser’s Document Custodian. Each Mortgage File shall clearly indicate the Seller’s loan numbers. Seller shall bear the cost of shipping each Mortgage File to the Purchaser’s Document Custodian.

(c)

Transfer of Imaged Mortgage File Documents. As outlined in the Transfer Instructions at the Seller’s expense, the Seller shall transfer fully indexed Imaged Mortgage File Documents in respect of each applicable Mortgage Loan to the Document Management Vendor (or Purchaser’s designee). The Imaged Mortgage File Documents shall meet the criteria set forth in the Transfer Instructions attached hereto. The Purchaser shall be responsible for all ongoing fees and costs charged by the Document Management Vendor. To the extent that Seller provides Imaged Mortgage File Documents to Purchaser via physical media drives (the “Drives”), Purchaser shall sanitize the Drives in accordance with NIST Special Publication 800-88 Rev. 1, commensurate with the sensitivity of the data contained on the Drives, after Purchaser has uploaded the data from the Drives and tested the Drives according to Purchaser’s own procedures and Purchaser shall then provide to Seller written confirmation (email being sufficient) that the sanitization of the Drives was effective and is complete.

(d)

Assignments and Related Matters. Subject to the terms set forth in Section 5.01(e) herein, the Seller shall, at its expense and in compliance with all Applicable Requirements and Accepted Servicing Practices within ninety (90) days following the Servicing Transfer Date, (i) prepare and record or cause to be prepared and recorded, as required by the applicable Investor, all prior intervening Assignments of Mortgage Instruments; (ii) prepare or cause to be prepared all Assignments of Mortgage Instruments to the applicable Investor or as otherwise required by the applicable Investor; and (iii) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Investor. Subject to the terms set forth in Section 5.01(e) herein, the Seller shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments, with an image of the same delivered to the Document Management Vendor or Purchaser (or a recorded copy if the county register does not return an original), promptly upon receipt of the same from the applicable recording office or otherwise.

(e)

The Seller shall, at the Seller’s expense and within five (5) days of the Servicing Transfer Date (or such other time period required or permitted by MERS), take such actions as are necessary to cause the Purchaser to be clearly identified as the servicer of each Mortgage Loan on the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and make such other changes to the applicable MERS registration information as is required under Applicable Requirements. The Purchaser shall accept any such transfer of servicer or beneficial interest initiated by the Seller within MERS.

(f)

Delivery of Trailing Loan Documents. Within one hundred eighty (180) days following the Servicing Transfer Date (or such earlier time as may be required pursuant to Applicable Requirements), the Seller shall deliver concurrently to the Purchaser’s Document Custodian, with an image to the Document Management Vendor, complete and correct versions of each of the Trailing Loan Documents required to be included in the Mortgage File related to the Servicing Rights; provided, however, that in the case of a Mortgage Instrument or Assignment of Mortgage Instrument that the Seller has delivered to the applicable recorder’s office in a timely manner that has not yet been returned by such recorder’s office solely due to a delay by such recorder’s office, the Seller shall, subject to the Purchaser’s right to engage a third party service provider at the Seller’s expense to procure such documents, have such additional time to obtain and deliver such documents and the final title policy (if such receipt of such document from the title insurer is delayed due to missing Mortgage Instrument or Assignment of Mortgage Instrument recording information) as is necessary but not to exceed three hundred sixty-five (365) days following the Sale Date.

(g)

Tax Service Contracts and Flood Certifications. The Seller shall be responsible for any actual costs incurred by Purchaser (excluding any related conversion or setup fees) in connection with (i) the transfer of tax service contracts, or (ii) obtaining new tax service or flood certification contracts, as necessary in the event (1) a life-of-loan tax contract with CoreLogic Tax Services, LLC or a life-of-loan flood cert contract with ServiceLink Flood Services or CoreLogic Flood Services is not provided, or (2) Purchaser has otherwise identified a material issue with such contract provided that Seller shall be provided with written notice of such material issues and a reasonable opportunity to cure it. Seller shall provide Purchaser with all information necessary for it to obtain new tax service contracts with CoreLogic Tax Services, LLC.

Section 5.02

Undertakings by Seller.

(a)

Custodial Fund Interest and Reporting. The Seller shall reimburse the Purchaser for any interest on Custodial Funds accrued through the applicable Servicing Transfer Date to the extent interest with respect to Custodial Funds is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans.

(b)

IRS Reporting; Tax Election. The Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the applicable Servicing Transfer Date thereof, including without limitation, the reporting of all interest paid by the Seller for the account of Mortgagors under the Mortgage Loans, all in compliance with Applicable Requirements and Accepted Servicing Practices. The Purchaser shall not have any responsibility for providing such information for the period of time prior to the applicable Servicing Transfer Date. In the event that Seller (or the parent of the affiliated group of corporations filing a consolidated U.S. federal income tax return of which Seller is a member) files a U.S. federal income tax return for any taxable year ending on or after December 31, 2022 prior to the Sale Date, Seller shall revoke or cause to be revoked the election to apply Rev. Proc. 91-50; 1991-2 C.B. 778 to any Servicing Rights acquired by Seller on or after January 1, 2022.

(c)

Other Notices. Prior to the applicable Servicing Transfer Date, at the Seller’s expense, the Seller or its subservicer shall notify all insurance companies and/or agents that the servicing of the applicable Mortgage Loans is being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser on and after the applicable Servicing Transfer Date. Such notices shall instruct such entities to deliver, from and after the applicable Servicing Transfer Date, all applicable payments, notices, bills, statements, records, files and other documents to the Purchaser. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall instruct such insurers to change the mortgagee clause to “Nationstar Mortgage, its successors and assigns” as per the Transfer Instructions or as otherwise required under Applicable Requirements. The Seller shall provide the Purchaser upon request with a copy of one notification letter of such notices sent pursuant to this paragraph with written confirmation that all such companies have been notified by an identical letter.

Section 5.03

Non-Solicitation.

(a)

As of the Sale Date, the Seller shall not, and shall cause its controlled affiliates, officers, directors, shareholders, managers, employees, agents and independent contractors working on the Seller’s behalf not to, during the remaining term of any of the Mortgage Loans, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise solicit the Mortgagors for refinancing purposes without the prior consent of the Purchaser. Furthermore, the Seller shall use commercially reasonable efforts to enforce any non-solicitation provisions it may have in place relating to the Mortgage Loans with related wholesale lenders, brokers, and correspondent lenders. Unless otherwise expressly agreed to in writing, nothing in this Section 5.03 shall prohibit the Seller, its brokers, whole sale lenders, correspondent lenders, the Seller’s affiliates, officers, directors, shareholders, managers or employees, from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or internet advertisements, or (c) as otherwise agreed upon in writing by the parties.

Section 5.04

Payment of Costs. Except as otherwise provided herein (a) the Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) the transfer of the Servicing Rights, (ii) the delivery of the complete and accurate Mortgage Files and related documents and tapes and the expenses of curing any defects in any Mortgage Loan Documents or other documents in a Mortgage File, (iii) the transfer of the Custodial Funds as of each Servicing Transfer Date, (iv) pool insurance premiums, (v) the transfer of Servicing to the Purchaser (including, but not limited to fees charged by the Purchaser with respect to tax service contracts and flood contracts as provided in Section 5.01(f), if applicable) (vi) preparing and recording individual Assignments of Mortgage Instruments to the Investor (if required by applicable Investor guidelines), the Purchaser, or MERS, with copies of Mortgages and endorsement of Mortgage Notes in blank, as required, to the Purchaser, (vii) processing transfers of Servicing to the Purchaser with MERS, (viii) its advisors, consultants, accountants, attorneys and document custodian, (ix) the Seller’s performance of its obligations under this Agreement, (x) any pre- or post-origination audits conducted by an Investor with respect to any Mortgage Loans or Servicing Rights, and (xi) as applicable, fees due any of Seller’s subservicers (if any), (xi) all costs associated with the transmission of notices as required of the Seller by RESPA any and all other state, federal or local laws and regulations (including, but not limited to, “good-bye letters”), hazard/flood carriers, PMI Companies, pool insurers, tax service companies, Investors, and Agencies; and (b) the Purchaser shall be responsible for the (i) fees, costs, expenses and other amounts payable to or with respect to its advisors, consultants, accountants, attorneys, its Document Custodian, (ii) its Document Management Vendor, (iii) any due diligence costs and expenses and (iv) the Purchaser’s performance of its obligations under this Agreement.

Section 5.05

Property Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer, municipal charges, leasehold payments or ground rents, and common charges of condominiums or planned unit developments relating to the Mortgage Loans, which have become or will become due within thirty (30) days after the applicable Servicing Transfer Date, have been or will be paid by the Seller prior to the applicable Servicing Transfer Date (provided that the Seller, or its tax service provider has received such notice prior to the Servicing Transfer Date) to the extent of Mortgage Escrow Payments made by the applicable Mortgagor with respect thereto or Advances as required by Applicable Requirements. The Seller shall pay the Purchaser any penalty charges or the amount of any discounts lost as a result of a failure to pay tax bills which are due and payable in accordance with this Section 5.05 to the extent of Mortgage Escrow Payments made by the applicable Mortgagor with respect thereto or Advances as required by Applicable Requirements, which are subsequently incurred by the Purchaser.

Section 5.06

Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement and complying with the covenants set forth herein. The Purchaser shall cooperate as reasonably required by the Seller in the Seller’s efforts, and the Seller shall use its reasonable best efforts, to obtain Required Consents hereunder. In addition, the Parties agree to cooperate and work in good faith to solve any and all issues or developments that arise during the course of the business relationship evidenced hereby. In addition, the Seller and the Purchaser acknowledge their respective regulatory obligation to provide notices to Mortgagor in the course of transfers of servicing and to address, or cause to be addressed, any Mortgagor inquiries or complaints that either Party may receive. The Seller and the Purchaser shall cooperate to the extent necessary to meet regulatory obligations with respect to the servicing transfer (e.g., the complete and accurate transfer of all data and documents with respect to each Mortgage Loan) and the resolution of Mortgagor inquiries and complaints. Each of the Parties shall promptly (and in no event later than ten (10) Business Days following the date hereof) make its filings under the HSR Act, using such efforts as set forth in Section 6.3 of the Merger Agreement with respect to filings under the HSR Act, mutatis mutandis.

Section 5.07

Custodial Account Verification. The Purchaser reserves the right to independently verify the sufficiency of the Custodial Accounts. Should the Purchaser, any Investor or an auditor determine that the Custodial Account(s) did not contain the required deposits as of the applicable Servicing Transfer Date, then upon receipt of written documentation from Purchaser correctly evidencing such shortage, the Seller shall immediately reconcile all such accounts and deliver to the Purchaser the amount of the identified shortage (without interest thereon). Notwithstanding the foregoing, any right of the Purchaser to verify deposits in the Custodial Account shall in no way impair the Purchaser’s or any of its successor’s rights to any remedies provided under this Agreement and/or by law for any failure to maintain such accounts as required by this Agreement.

Section 5.08

Purchaser Due Diligence.

(a)

Prior to Servicing Transfer Date hereunder, the Purchaser, including its third-party auditors and regulatory officials with regulatory authority over the Purchaser, shall have the right, during the Seller’s normal business hours and upon reasonable advance written notice to the Seller, to examine, audit and review any and all books, records, documentation or other information of the Seller concerning the Mortgage Loans or Servicing Rights, whether electronic or otherwise and whether held by the Seller or another party on Seller’s behalf, other than any such books, records, documentation or other information that the Seller is restricted from disclosing by applicable law or regulation. In connection with any such examination, audit or review, the Seller shall provide the Purchaser or its agents or designees with reasonable access to its facilities, employees, servicing and origination systems, subject to Seller’s confidentiality requirements, including, but not limited to, with respect to Seller’s clients unrelated to the Servicing Rights and Applicable Privacy Laws, and shall cooperate in good faith in responding to any reasonable inquiries.

(b)

Unless otherwise prohibited by law or regulation and subject to Seller’s confidentiality requirements, the Seller will respond to reasonable inquiries from the Purchaser regarding the Seller’s compliance with, and ability to perform its obligations under, the provisions of this Agreement, including without limitation reasonable inquiries regarding the Seller’s qualifications, expertise, capacity and staffing levels, training programs, work quality and workload balance, reputation (including complaints), information security, document custody practices, business continuity and financial viability.

Section 5.09

Servicing Transfer. The Seller shall transfer the actual servicing of the related Mortgage Loans to the Purchaser on the applicable Servicing Transfer Date in accordance with the Transfer Instructions.

Section 5.10

Forwarding of Payments and Other Items. All Mortgage Loan payments and other funds or payments, all other bills, and all transmittal lists or any other information used to pay bills pertaining to the Mortgage Loans, and all documents, notices, correspondence, consumer inquiries and complaints, and other documentation related to the Mortgage Loans, that are received by the Seller after the applicable Servicing Transfer Date shall be forwarded by the Seller, at the Seller’s expense: (i) to the Purchaser (or Purchaser’s designee) by overnight delivery within two Business Days following the Seller’s receipt thereof for the first ninety (90) days after the applicable Servicing Transfer Date, , and (ii) to the sender thereof in accordance with Applicable Requirements and Seller’s internal policies , with appropriate notice of the transfer hereunder, for all periods following the ninetieth (90th) day after the applicable Servicing Transfer Date.

Section 5.11

File Request. In the event that an Investor, Insurer, State Agency or other governmental or regulatory authority requests delivery of the Mortgage File or other documentation in connection with a post-closing review of a Mortgage Loan or otherwise, and the complete Mortgage File has not been delivered to the Purchaser or its designee, the Purchaser shall promptly notify the Seller thereof in writing and the Seller shall, promptly upon notice of such request, deliver the requested documentation to the Purchaser.

Section 5.12

Power of Attorney. Seller shall provide Purchaser with the number of executed powers of attorney as set forth in the Transfer Instructions, in the form attached hereto as Exhibit G, to be used by Purchaser as necessary for Purchaser to service the applicable Mortgage Loans in accordance with this Agreement and Applicable Requirements.

Section 5.13

Imaging Fee. Seller shall promptly pay Purchaser, or at Purchaser’s option Purchaser may set off against any portion of the Purchase Price then held by Purchaser, the applicable Imaging Fee for each Loan File that is not comprised solely of imaged documents that have been indexed and formatted in material respects as provided in the Transfer Instructions.

Article VI
CONDITIONS PRECEDENT TO OBLIGATIONS

Section 6.01

Conditions of the Obligations of Each Party. The respective obligations of each party under this Agreement as of the Sale Date, are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the parties hereto of the following conditions:

(a)

no Governmental Authority of competent jurisdiction in any jurisdiction in which the Seller, the Purchaser or any of their respective Affiliates have any business operations shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the transfer and sale contemplated herein of the Servicing Rights;

(b)

any waiting period (or any extension thereof) applicable to the consummation of the transfer and sale contemplated herein of the Servicing Rights under the HSR Act shall have expired or been terminated or early termination thereof shall have been granted, and there shall not be in effect any voluntary agreement with a Governmental Authority not to consummate the transfer and sale contemplated herein of the Servicing Rights; and

(c)

the other Required Consents shall have been obtained.

Section 6.02

Conditions to the Obligation of Purchaser. The obligations of the Purchaser under this Agreement as of the Sale Date are subject to the satisfaction or (to the extent not prohibited by Law) waiver by Purchaser of the following conditions:

(a)

the satisfaction or (to the extent not prohibited by Law) waiver by Parent under the Merger Agreement of the Offer Conditions (other than any such conditions that by their nature are to be satisfied only at the expiration of the Offer, but subject to such conditions remaining capable of being timely satisfied);

(b)

The Seller shall have performed or complied with its obligations required under the final sentence of Section 5.02(b); and

(c)

each of the representations and warranties of the Seller contained in Section 4.01(f) (Ability to Transfer), Section 4.02(r) (Good Title) and Section 4.01(e) (Consents and Waivers), without giving effect to any materiality or similar qualifications therein, shall be true and correct in all material respects as of the Sale Date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only).

Article VII
[Reserved]

Article VIII
INDEMNIFICATION AND REPURCHASES

Section 8.01

Indemnification of Purchaser. The Seller shall indemnify, defend and hold the Purchaser harmless from, and will reimburse the Purchaser for, any and all Losses incurred by the Purchaser to the extent that such Losses arise out of, relate to, or result from:

(a)

the inaccuracy of any representation or warranty made by the Seller in this Agreement;

(b)

the failure by the Seller, or any Person on the Seller’s behalf, to perform or observe any term or provision of this Agreement which is not otherwise specifically addressed in this Section 8.01;

(c)

any actual or alleged inadequate, inaccurate or improper acts or omissions related to the origination, servicing, or subservicing of the Mortgage Loans prior to the Servicing Transfer Date, or the sale by Seller of the Servicing Rights hereunder, or any failure, actual or alleged, to comply with all Applicable Requirements and Accepted Servicing Practices, in each case or circumstance, to the extent any of the foregoing relate to, arise out of or result from actions or omissions related to the origination, servicing or subservicing of the Mortgage Loans prior to the Servicing Transfer Date, including without limitation, by the Seller, any Originator or any Prior Servicer; and

(d)

any missing or defective documents, including documents required to be delivered in imaged format, that are required to be delivered to the Purchaser hereunder.

In determining the amount of any Loss arising from such breach, such representation and warranty shall be considered without regard to any knowledge qualification or materiality qualification by or reference to the words “knowledge,” “material,” “in all material respects” or any other similar words contained herein.

Section 8.02

Indemnification of Seller. The Purchaser shall indemnify, defend and hold the Seller harmless from, and will reimburse the Seller for, any and all Losses incurred by the Seller to the extent that such Losses arise out of, relate to, or result from:

(a)

the inaccuracy of any representation or warranty made by the Purchaser in this Agreement;

(b)

the failure by the Purchaser, or any Person on the Purchaser’s behalf, to perform or observe any term, provision and/or covenant of this Agreement;

(c)

any actual or alleged inadequate, inaccurate or improper act or omissions of the Purchaser (or its agents or designees including but not limited to any subservicer engaged by Purchaser) in its performance of servicing activities on or after the Servicing Transfer Date and any failure, actual or alleged, to comply with all Applicable Requirements and Accepted Servicing Practices, in each case or circumstance, to the extent any of the foregoing relate to, or arise out of, or result from such acts or omissions related to the servicing or subservicing of the Mortgage Loans occurring on or after the applicable Servicing Transfer Date (other than in connection with the continuation by the Purchaser of any past practices of the Seller or any Prior Servicer (resulting from the information and electronic data provided by the Seller/Prior Servicer to the Purchaser) that fail to comply with Applicable Requirements, except for any practices that the Purchaser discovered that fail to comply with Applicable Requirements during the servicing of the Mortgage Loans on or after the Servicing Transfer Date and which are knowingly continued by Purchaser following such discovery) (collectively, a “Seller Perpetuated Error”); or

(d)

any claim, demand or other litigation, action or proceeding (including, without limitation, any class action involving the Purchaser (or its agents or designees including but not limited to any subservicer engaged by Purchaser), the Servicing Rights or the Mortgage Loans), and any settlement of any claim, demand or other litigation, action or proceeding, arising out of events occurring in whole or in part on or after the applicable Servicing Transfer Date.

In determining the amount of any Loss arising from such breach, such representation and warranty shall be considered without regard to any knowledge qualification or materiality qualification by or reference to the words “knowledge,” or “material” or any other similar words contained herein.

Article IX
TERMINATION

Section 9.01

Termination. Prior to the Sale Date, the Purchaser or the Seller may immediately terminate this Agreement if the Merger Agreement shall have been terminated in accordance with its terms.

Section 9.02

Effect of Termination. The termination of this Agreement shall not affect any other agreement between the Purchaser and the Seller.

Section 9.03

Termination Fee. In the event that (i) the MSR Closing has been consummated and (ii) the Merger Agreement has been validly terminated in accordance with its terms (other than pursuant to Section 8.1(d) of the Merger Agreement), then Parent shall substantially concurrently with such termination of the Merger Agreement pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Purchaser, the Break Fee to Seller (it being understood that in no event shall Parent be required to pay the Break Fee on more than one occasion).

(a)

Each of the parties hereto acknowledges that (i) the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, (ii)  the Break Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Seller, as the case may be, in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties hereto would not enter into this Agreement. Accordingly, if Parent fails to timely pay any amount due pursuant to this Article IX and, in order to obtain such payment, Seller commences a suit that results in a judgment against Parent for the payment of any amount set forth in this Article IX, such paying party shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of two percent (2%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

Article X
MISCELLANEOUS

Section 10.01

Supplementary Information. From time to time prior to and after the Sale Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to the Investors in connection with the Mortgage Loans or Servicing Rights.

Section 10.02

Broker’s Fees. If applicable, each Party shall be responsible for the payment of fees or commissions in the nature of a finder’s or broker’s fee arising out of or in connection with the subject matter of this Agreement due to its respective agent, finder, or broker or any other representative, but not those due to agents, finders, brokers, or other representatives of the other Party.

Section 10.03

Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required for the better vesting and conveyance to the Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the transactions provided for in this Agreement. The Purchaser and the Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement.

Section 10.04

Survival. Notwithstanding anything to the contrary contained herein, the representations and warranties of the Parties contained herein, as well as the Party’s respective rights and obligations arising under Article VIII hereof shall survive the termination of this Agreement and shall inure to the benefit of the Parties and their successors and assigns.

Section 10.05

Assignment. The Purchaser may at any time sell its Servicing Rights relating to any Mortgage Loans, but shall not assign to the new purchaser the representations, warranties and covenants of the Seller hereunder related thereto without the prior written consent of the Seller. No Party shall assign this Agreement, sub-license, sub-contract, delegate, charge or otherwise transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that nothing in this Section 10.05 shall be construed to require the consent of a Party with respect to an assignment by merger whereby the other Party is merged into a successor entity so long as such successor entity agrees to be bound by the terms of this Agreement.

Section 10.06

Notices. Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, which may be delivered by electronic transmission to the e-mail address(es) set forth below and shall be deemed delivered only when received by the Party to which it is sent, or delivered by hand, national overnight mail service, or first class United States mail, postage prepaid and registered or certified with return receipt requested, to the following addresses (which addresses may be revised by notice):

(a)

If to the Purchaser, to:

Nationstar Mortgage LLC

8950 Cypress Waters Blvd.

Dallas, Texas 75019

Attention: General Counsel

With a copy to:

Nationstar Mortgage LLC

8950 Cypress Waters Blvd.

Dallas, TX 75019

Attention: Chris Said

Phone: 972.894.9067

Email: chris.said@mrcooper.com

(b)

If to the Seller, to:

Home Point Financial Corporation

2211 Old Earhart Road, Suite 250

Ann Arbor, MI 4810517885

Attn: Legal

Email: legal@hpfc.com

All notices and statements shall be deemed given, delivered, and received upon personal delivery, one (1) Business Day after sending by overnight mail or five (5) Business Days after mailing by first class United States mail in the manner set forth above.

Section 10.07

Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties. The Exhibits and Schedules are part of this Agreement.

Section 10.08

Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties hereto and their successors and permitted assigns, any rights, obligations, remedies or liabilities.

Section 10.09

Applicable Laws. This Agreement and all Actions (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Seller or the Purchaser in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10

Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 10.11

No Remedy Exclusive. Except as otherwise set forth in this Agreement and subject to the terms and provisions set forth in Article VIII, no remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to any remedies given under this Agreement or existing at law or in equity.

Section 10.12

Attorney’s Fees and Expenses. Subject to the terms set forth in this Agreement, including, but not limited to the terms of Section 8.07 hereof, if any Party shall bring suit against the other Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the non-prevailing Party reasonable attorney’s fees incurred by reason of such action and all reasonable costs of suit and preparation at both trial and appellate levels.

Section 10.13

Waiver. Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy, and any such forbearance shall be made in writing.

Section 10.14

Announcements; Confidentiality. Neither Party shall issue any press releases or announcements regarding the current or future transactions contemplated in this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 10.14 shall restrict any disclosure required pursuant to applicable law including, but not limited to, required filings with the Securities Exchange Commission. Furthermore, the Parties agree to keep confidential any and all nonpublic information that the Party has received from the other Party and regarding which it has reason to believe is confidential, or should reasonably understand by nature of the information or circumstances surrounding the exchange of information that it should be treated as confidential, except to the extent such information is required to be disclosed by law, regulation, or Applicable Requirements, or in order to effectuate the terms of this Agreement provided that the receiving Party shall provide the disclosing Party with prompt prior written notice of such requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or if the disclosing Party waives compliance with the provisions hereof, the receiving Party and its representatives agree to disclose only that portion of the confidential or nonpublic information which is legally required to be disclosed and to take all reasonable steps to attempt to preserve the confidentiality of the confidential or nonpublic information.

Section 10.15

Time of the Essence. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement.

Section 10.16

Accounting Treatment of Sales of Servicing Rights. The Parties agree that the sale of Servicing Rights pursuant to this Agreement shall be characterized as a true sale for financial accounting purposes.

Section 10.17

Protection of Consumer Information. The Purchaser and the Seller agree they (i) shall comply with applicable laws, rules and regulations regarding the privacy or security of Consumer Information, including but not limited to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (“Applicable Privacy Laws”), (ii) shall not collect, create, use, store, access, disclose or otherwise handle Consumer Information in any manner inconsistent with Applicable Privacy Laws, (iii) except as it is appropriate to do so in working with investors, prospective purchasers and partners, including but not limited to the Document Custodian and the Document Management Vendor, bound by confidentiality obligations consistent with those set forth herein, shall not disclose Consumer Information to any affiliated or non-affiliated third party except to enforce or preserve its rights, as otherwise permitted or required by Applicable Privacy Laws (or by regulatory authorities having jurisdiction in the premises), (iv) shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Information, and (v) shall promptly notify the other Party in writing upon becoming aware of any actual breach and of any suspected breach of this Section 10.18. In addition, each Party represents to the other Party that it has in place a response program to respond to any incident of unauthorized access to Consumer Information. The restrictions set forth herein shall survive the termination of this Agreement.

Section 10.18

No Recourse. All actions, claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of or arise under this Agreement or the transactions contemplated hereby may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement (collectively, the “Named Parties”). In furtherance and not in limitation of the foregoing and notwithstanding anything contained in this Agreement to the contrary, no recourse under this Agreement or the transactions contemplated hereby shall be sought or had against any Person other than the applicable Named Parties and no Person other than the applicable Named Parties shall have any liabilities or obligations (whether in contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under this Agreement or the transactions contemplated hereby, in each case.

Section 10.19

Consent to Jurisdiction.

(a)

Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement and (v) agrees that each of the other parties hereto shall have the right to bring any Action for enforcement of a judgment entered by the state courts of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the Purchaser and the Seller agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)

Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 10.06 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.06. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.20

WAIVER OF JURY TRIAL. EACH OF THE PURCHASER AND THE SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PURCHASER OR THE SELLER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.20.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers on the date first set forth above.

PURCHASER

NATIONSTAR MORTGAGE LLC

By:	/s/ Kurt Johnson
Name:	Kurt Johnson
Title:	Executive Vice President, Chief Financial Officer

SELLER

HOME POINT FINANCIAL CORPORATION

By:	/s/ William A. Newman
Name:	William A. Newman
Title:	President and Chief Executive Officer

EXHIBIT A

MORTGAGE FILE CONTENTS

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be retained by the Purchaser or its designee:

A. Legal Documents to be delivered to Document Custodian five (5) Business Days prior to the applicable Servicing Transfer Date

1.

The original Mortgage Note (with all applicable riders) bearing all intervening endorsements endorsed “Pay to the order of _____________, without recourse” and signed in the name of the last endorsee (which endorsement may be either by original or facsimile signature). To the extent that there is no room on the face of any Mortgage Note for an endorsement, the endorsement may be contained on an allonge, unless the Custodian is advised by the Seller that state law does not so allow;

2.

With respect to each cooperative loan, the original stock certificate and related Stock power, in blank, executed by the Mortgagor and original stock power, in blank executed by the Seller provided, that if the Seller delivers a certified copy, the Seller shall deliver the original stock certificate and Stock powers to the Document Custodian on or prior to the date which is 180 days after the Sale Date.

B. Legal Documents to be delivered to Document Custodian within 180 days following the Sale Date (subject to Section 5.01(e))

1.

The original Mortgage Instrument (with all applicable riders) with evidence of recording thereon or, in the case of a Mortgage Instrument where a public recording office retains the original recorded Mortgage Instrument, or in the case where a Mortgage Instrument is lost after recordation in a public recording office, a copy of such Mortgage Instrument certified by the Seller to be a true and complete copy of the original recorded Mortgage Instrument;

2.

The originals of all Assignments of Mortgage Instrument (including intervening Assignments of Mortgage Instrument) evidencing a complete chain of assignment from the originator to the last endorsee with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded Assignments of Mortgage Instrument, a copy of such intervening assignment certified by the Seller to be a true and complete copy of the original recorded intervening assignment;

3.

The lender’s title policy (original or copy thereof) and any riders thereto;

4.

The original of any guarantee executed in connection with the Mortgage Note, if provided or, if any such guarantee was executed only through electronic means, an authenticated copy thereof;

5.

A copy of a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Instrument (if provided);

6.

The originals of all assumption, modification, consolidation or extension agreements, (if provided), with evidence of recording thereon or a certified true copy of such agreement submitted for recording;

7.

With respect to each cooperative loan, the original recognition agreement and the original assignment of recognition agreement;

8.

With respect to each cooperative loan, the original proprietary lease and the assignment of proprietary lease executed by the Mortgagor in blank or if the proprietary lease has been assigned by the Mortgagor to the Seller, then the Seller must execute an assignment of the assignment of proprietary lease in blank;

9.

With respect to each cooperative loan, the recorded state and county financing statements and financing statement changes;

10.

With respect to each Mortgage Loan secured by a mortgaged property located in the State of New York and subject to a Consolidation, Extension and Modification Agreement (“CEMA”), the CEMA agreement including Exhibits A through D thereof, originals of any related prior notes, the original “new money note”, the original “consolidated note” endorsed in blank, originals of any related prior mortgages and related assignments, the original “new money mortgage,” and the original “consolidated mortgage”.

Ex. A-1

C. Imaged Mortgage File Documents to be delivered to Document Management Vendor on or before the Sale Date shall include the documents listed. However, if the Purchaser Critical Document list, as stated in the Transfer Instructions, differs from this list, those documents missing from the list here are required to be delivered as part of the Imaged Mortgage File.

1.

Mortgage Note (with all applicable riders) bearing all intervening endorsements endorsed “Pay to the order of _____________, without recourse” and signed in the name of the last endorsee (which endorsement may be either by original or facsimile signature);

2.

Mortgage Instrument (with all applicable riders) (which may be an unrecorded copy until delivery of a recorded copy in accordance with Section 5.01(e));

3.

Assignments of Mortgage Instrument (including intervening Assignments of Mortgage Instrument);

4.

Title policy and any riders thereto or, any one of an original title binder, an original or copy of the preliminary title report or an original or copy of the title commitment, and if, copies then certified by the title company;

5.

With respect to each cooperative loan, stock certificate and Stock power (if applicable);

6.

Guarantee executed in connection with the Mortgage Note, if provided;

7.

Security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Instrument (if provided);

8.

Assumption, modification, consolidation or extension agreements, (if provided);

9.

With respect to each cooperative loan, the recognition agreement and the assignment of recognition agreement;

10.

With respect to each cooperative loan, the proprietary lease and the assignment of proprietary lease;

11.

With respect to each cooperative loan, the recorded state and county financing statements and financing statement changes;

12.

Residential loan application;

13.

Mortgage Loan closing statement (or the applicable equivalent thereof);

14.

Verification of employment and income, if applicable;

15.

Verification of acceptable evidence of source and amount of down payment, if applicable;

16.

Credit report on Mortgagor, if applicable;

17.

Residential appraisal report, if applicable;

18.

Survey of the Mortgaged Property, if required;

19.

Each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.;

20.

Each required disclosure statement;

21.

If required in an appraisal, copies of the termite report, structural engineer’s report, water potability and septic certification;

22.

Sales contract, if applicable;

23.

Powers of attorney, if applicable, with evidence of recording thereon, if required;

24.

Any documents necessary to evidence compliance with the “ability to repay” rules under Regulation Z;

25.

Flood Determination Certificate;

26.

Evidence of Hazard and of applicable Flood Insurance;

27.

Initial Escrow Analysis Disclosure or Escrow Waiver;

28.

Any other documents necessary to demonstrate compliance with Applicable Requirements or as set forth in the Transfer Instructions.

Ex. A-2

EXHIBIT B

INTERIM SERVICING ADDENDUM

1.	DEFINITIONS.

For the purposes of this Interim Servicing Addendum, any capitalized terms used and not defined herein that are defined in the Agreement for Bulk Purchase and Sale of Mortgage Servicing Rights (“Agreement”) shall have the meaning set forth in the Agreement. Other definitions are as follows:

(a)

Interim Servicing Fee. The Interim Servicing Fee payable to Seller for performing interim servicing of the Mortgage Loans during the Interim Servicing Period shall be equal to the out-of-pocket subservicing fee paid by Seller to its subservicer, ServiceMac, pursuant to the Subservicing Agreement dated February 7, 2022 by and between ServiceMac LLC and Home Point Financial Corporation solely with respect to Mortgage Loans.

(b)

Interim Servicing Period. The period of time beginning on the Sale Date and ending on the Servicing Transfer Date for each Mortgage Loan or, if earlier, the transfer and assignment of the Subservicing Agreement to Purchaser.

2.	TERM.

The applicability of these provisions shall commence as of the Sale Date, and shall terminate on the Servicing Transfer Date.

3.	RELATIONSHIP OF PURCHASER AND INTERIM SERVICER.

(a)

Seller acknowledges that, subject to the terms and conditions of this Addendum, Purchaser will own all of the assets as provided for in the Agreement (including without limitation Section 2.02(a)), and shall be entitled to all Servicing Fees payable under the Servicing Agreements, beginning on the Sale Date, notwithstanding that the Servicing Agreements and/or the Servicing Files may remain in the possession of Seller (and the Collateral Files in the possession of Custodian) to facilitate the performance of interim servicing activities described herein during the Interim Servicing Period.

(b)

As reasonably requested during the Interim Servicing Period, Seller shall allow, or cause to be allowed as the case may be, Purchaser or any Person or Persons authorized by Purchaser full and complete access to the Servicing Files in its possession, and the Collateral Files in the possession of the Custodian, at any time during normal business hours, and shall make available its personnel to Purchaser or to such authorized Persons at any time during normal business hours for the purpose of responding to routine, general questions or inquiries regarding the Mortgage Servicing Rights, in each case, provided that such access shall not unreasonably interfere with Seller’s business activities.

(c)

Seller acknowledges that the Custodial Accounts of the Mortgage Loans, maintained pursuant to the Servicing Agreements, during the Interim Servicing Period are for the account of the Mortgagors under the Mortgage Loans, the applicable Investor, or Purchaser as their interests may appear. For convenience of administration, the balances and collections in the related Custodial Accounts may continue to be held in the bank accounts heretofore employed for such purpose.

Ex. B-1

4.	SERVICING ACTIVITIES.

(a)

During the Interim Servicing Period (or shall cause its subservicer to), Seller shall, on behalf of Purchaser, conduct the Servicing by providing interim servicing for each of the Mortgage Loans in accordance with all Applicable Requirements in all material respects.

(b)

During the Interim Servicing Period, the related Escrow Accounts will continue to be held in the name of Seller or its subservicer, as the case may be. During the Interim Servicing Period, Seller shall, or shall cause its subservicer to, notify Purchaser in the event that any Mortgage Loan becomes ninety (90) calendar days delinquent via applicable monthly reports.

(c)

If, during the Interim Servicing Period, Seller or its subservicer receives an Investor repurchase or indemnification demand, Seller shall promptly notify Purchaser.

5.	INTERIM SERVICING FEE

Purchaser shall pay to Seller the Interim Servicing Fee. Seller shall perform all of its obligations hereunder, itself or via its subservicer, at Seller’s sole cost and expense, except as otherwise specifically provided herein. Purchaser shall be entitled to receive the economic benefit resulting from holding all Custodial Accounts and Custodial Account balances until the Servicing Transfer Date, late fees collected and any other ancillary income received during the Interim Servicing Period. Seller shall be responsible for any Escrow Account interest payment due borrowers during Interim Servicing Period. Purchaser shall reimburse Seller for any prepayment interest shortfalls related to the Mortgage Loans during the Interim Servicing Period, whether due to Mortgage Loan prepayments made in full or in part. The Interim Servicing Fee and any reimbursements related to prepayment interest shortfalls due to Seller shall be netted out of the payment of the Servicing Fee due to Purchaser. A loan-level report of the Servicing Fee, Interim Servicing Fee, and all reimbursements related to prepayment interest shortfalls shall be delivered to Purchaser within fifteen (15) calendar days after each calendar month end (if such day is not a Business Day, the next Business Day). Seller and Purchaser, as applicable, shall make all applicable payments no later than five (5) Business Days following delivery of such monthly report.

Ex. B-2

EXHIBIT C

TRANSFER INSTRUCTIONS

[To be attached.]

Ex. C-1

EXHIBIT D

DATA FIELDS CONTAINED IN SETTLEMENT REPORT

Field Name	Description	Lookup Values
As of Date	Date the data is as of
Seller Loan Number	Loan ID assigned by seller
Servicer Loan Number	Loan ID assigned by the servicer
Origination Channel	Origination channel the loan was originated through	Broker, Correspondent, or Retail
Product Type	Product Type	Fixed or ARM
Lien Position	Lien Position
Note Date	Date the note is dated
First Payment Date	First payment date stated on note
Next Payment Date	Actual next payment due date
Maturity Date	Stated maturity date on Note
Original Loan Amount	Original Loan Amount
Current Balance of the Loan	Current Balance of the Loan
Original Term	Original Term
Amortization Term	Original amortization term of the loan
Original Rate	Original Rate
Current Rate	Current Rate
Net Servicing Fee	Servicing fee net of any fees
Guarantee Fee	Guarantee Fee
P&I Amount	Monthly principal and interest amount
T&I Amount	Monthly tax and insurance amount
Escrow Flag	Flag identifying whether the borrower escrows funds	Yes or No
Escrow Balance	Current escrow balance
Appraised Value	Appraised value of property at time of origination
Property Address	Property address
Property City	Property city
Property State	Property state
Property Zip Code	Property zip code
Property Type	Property type	SFR, PUD, MH
Loan Purpose	Loan Purpose	Purchase, CO, RT, CONST, or CONST to PERM
Occupancy Status	Occupancy Status	Owner Occupied, Investor, Second Home
Documentation Type	Documentation Type	Full, Alt, Reduced
Qualifying FICO Score	Credit score used to qualify the borrower

Ex. D-1

Back-end Debt-to-Income Ratio	Back-end Debt-to-Income Ratio
Original Loan-to-Value Ratio	Loan-to-value ratio calculated at the time of origination
Original Combined Loan-to-Value Ratio	Combined loan-to-value ratio calculated at the time of origination
Delinquency Status	Current delinquency status of loan	Current, 30DPD, 60DPD, 90DPD, 120+DPD, BK, FC
Private Mortgage Insurance Flag	Mortgage Insurance Flag	Yes or No
Private Mortgage Insurance Type	Type of mortgage insurance	Lender Paid or Borrower Paid
Private Mortgage Insurance Premium	Mortgage insurance premium amount
Private Mortgage Insurance Coverage Percent	Mortgage insurance coverage percentage
MERS/MIN Number	MERS/MIN Number
Borrower First Name	Borrower First Name
Borrower Last Name	Borrower Last Name
Index	Index
Gross Margin	Gross Margin
ARM First Reset Date	First Rate Reset Date
ARM Reset Frequency	Rate Reset Frequency
ARM Initial Rate Cap	Max rate increase at initial adjustment
ARM Periodic Rate Cap	Max rate increase at periodic adjustments
ARM Lifetime Cap	Lifetime ceiling rate
Active Litigation Flag	Loan is in active litigation
Harp Flag	Flag indicating if loan is a HARP loan	Yes or No
Pipeline Status	Status of the loan in seller’s pipeline	Locked, Closed, Certified, or Investor Funded
Investor	Applicable investor name	FNMA or FHLMC
Investor Sale Date	Date loan was sold to the applicable Investor
Investor Pool ID	Pool ID assigned by the applicable investor
Investor Loan Number	Loan number assigned by the applicable Investor
Investor Remittance Type	Investor Remittance Type: Actual/Actual, Scheduled/Actual, Scheduled/ Scheduled	A/A, S/A, S/S
Investor Remittance Cycle	Investor Remittance schedule.	FNMA - A/A, S/A, Standard, RPM, MBS Express. FHLMC - ARC, Gold, First Tuesday, SARC.
Investor Program Type	Applicable investor program type loan was originated to	MyCommunity or Homepath
Investor Special Product Code	If applicable, description of investor special product being offered	E-Note, Co-op, TX50, etc.
Servicing multiple	Servicing multiple
Excess multiple	Excess multiple

Ex. D-2

Settlement Date	Date that settlement funds will be wired
Settlement Holdback Dollar Amounts	Total amount withheld by Purchaser as Holdback
Settlement Purchase Dollar Amount	Net amount paid by Purchaser for Servicing Right
Servicing Transfer Date	Applicable Servicing Transfer Date as defined in the Purchase and Sale Agreement
Ex. D-3

EXHIBIT E

WIRE INSTRUCTIONS

Ex. E-1

EXHIBIT F

REQUIRED CONSENTS

HSR Act

Fannie Mae

Freddie Mac

Ex. F-1

EXHIBIT G

FORM OF POWER OF ATTORNEY

SPACE ABOVE THIS LINE FOR RECORDER’S USE

PREPARED BY:

AFTER RECORDING RETURN TO:

LIMITED POWER OF ATTORNEY

Home Point Financial Corporation(the “Seller’’), a New Jersey corporation , whose address is 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 4810517885, constitutes and appoints ___________________ (the “Servicer”), a Delaware limited liability company, its true and lawful attorney-in-fact, in its name, place and stead, in each case in accordance with the terms of that certain Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights, dated as of February 4, 2022, between Seller and Servicer (the “Agreement”), to take the following designated actions in connection with any mortgage loan or real estate owned property (each, a “Mortgage Loan”) to which the related servicing rights were purchased by Servicer from Seller pursuant to the Agreement:

Now, therefore, Seller does hereby constitute and appoint ___________the true and lawful attorney-in-fact of Seller and in Seller’s name, place and stead for the following purposes:

a.	receive, endorse and collect all checks or other instruments and satisfactions of Mortgage Loan or other security instruments;

b.	executing any document/instrument to assign or endorse any Mortgage, deed of trust, promissory note or other instrument related to the Mortgage Loans;

c.	correct any assignment, mortgage, deed of trust or promissory note or other instrument related to the Mortgage Loans;

d.	complete and execute lost note affidavits or other lost document affidavits related to the Mortgage Loans;

e.	issue title requests and instructions related to the Mortgage Loans;

f.	declare defaults with respect to a Mortgage Loan or Mortgaged Property;

g.	give notices of intention to accelerate and of acceleration and of any notice as reasonably necessary or appropriate;

Ex. G-1

h.	post all notices as required by law and the Mortgage Loan Documents, including the debt instruments and the instruments securing a Mortgage Loan in order to foreclose or otherwise enforce the security instruments;

i.	pursue appropriate legal action and conduct of the foreclosure or other form of sale and/or liquidation, issue binding instructions with respect to such sale, executing all documents including all deeds and conveyances necessary to effect such sale and/or liquidation; provided that the Servicer shall initiate all actions, suits and / or proceedings solely in Seller ‘s name and shall indicate Servicer’s representative capacity;

j.	conduct eviction or similar dispossessory proceedings;

k.	take possession of collateral in Seller ‘s name on behalf of Seller;

l.	execute any documents or instruments necessary for the offer, listing, closing of sale, and conveyance of Mortgaged Property by foreclosure or other process, including but not limited to grant, warranty, quit claim and statutory deeds or similar instruments of conveyance;

m.	Execute and deliver the following documentation with respect to the sale of REO Property acquired through foreclosure or deed-in-lieu of foreclosure, including, without limitation: listing agreements; purchase and sale agreements; grant / limited or special warranty / quitclaim deeds or any other type of deed, but not general warranty deeds, causing the transfer of title of the property to a party contracted to purchase same; escrow instructions; and any and all documents necessary to effect the transfer of REO Property.

n.	execute any documents or instruments in connection with any bankruptcy or receivership of an obligor or mortgagor on a Mortgage Loan;

o.	file suit and prosecute legal actions against all parties liable for amounts due under a Mortgage Loan, including but not limited to, any deficiency amounts due following foreclosure or other acquisition or disposition of Mortgaged Property;

p.	execute all necessary documents to file claims with insurers on behalf of Seller;

q.	assign, convey, accept, or otherwise transfer the interest in any Mortgaged Property on behalf of Seller; and

r.	take such other actions and exercise such rights which may be taken by Seller with respect to any Mortgaged Property, including but not limited to, realization upon all or any part of a Mortgage Loan or any collateral therefor or guaranty thereof.

Seller further grants to ____________as its attorney-in-fact full authority to act in any manner both proper and necessary to exercise the foregoing powers, and ratifies every act that ____________may lawfully perform in exercising those powers by virtue thereof.

This Limited Power of Attorney shall be effective as of the date executed below (the “Effective Date”).

This Limited Power of Attorney shall expire two (2) years from the Effective Date.

The Servicer hereby agrees to indemnify and hold the Seller harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Seller by reason or result of the misuse of this Limited Power of Attorney.

The foregoing indemnity shall survive the termination of this Limited Power of Attorney.

Ex. G-2

IN WITNESS THEREOF, Seller has executed this Limited Power of Attorney this ______ day of ____ , 20______.

By:
Name:
Title:
Witness:
Name:

Witness:
Name:

ACKNOWLEDGMENT

STATE OF ______

COUNTY OF ______

On this ______ day of ______, ______, before me ______ a Notary Public in and for said State, personally appeared ______, known to me to be a ______ of ______ that executed the within instrument, and also known to me to be the person who executed said instrument on behalf of such ______ [company, bank, corporation, limited liability company etc.] and acknowledged to me that such ______ [company, bank, corporation, limited liability company etc.] executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

(SEAL)

NOTARY PUBLIC
My Commission expires:
Ex. G-3

EXHIBIT H

MORTGAGE LOANS

[See attached]

Ex. G-1